Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE JANUARY 10, 2008

Contacts:	Investor Relations	Media Relations
	Jeff Norris	Tatiana Stead	Julie Rakes
	703-720-2455	703-720-2352	804-284-5800

Capital One Expects Fourth Quarter 2007 Diluted EPS of about $0.60

Expects 2007 diluted EPS of about $3.97

Expects diluted EPS from continuing operations of about $0.85 in Q4, and about $6.55 for 2007

McLean, Va. (January 10, 2008) –Capital One Financial Corporation (NYSE: COF) today announced that it expects to report earnings for the fourth quarter of 2007 of about $0.60 per share (diluted) and full year 2007 earnings of about $3.97 per share (diluted), below its prior expectation of “about $5.00 per share.” The company expects earnings from continuing operations of approximately $0.85 per share (diluted) for the fourth quarter of 2007 and approximately $6.55 per share (diluted) for full year 2007. Earnings from continuing operations excludes the loss from discontinued operations related to the shutdown of GreenPoint Mortgage, announced in August 2007, of approximately $0.25 per share (diluted) for the fourth quarter of 2007 and approximately $2.58 per share (diluted) for full year 2007. The reduction in expected earnings per share was driven primarily by increased provision expense and additional legal reserves established in the fourth quarter. The company also announced that it expects to finish the year with more than $29 billion in available liquidity, and a Tangible Common Equity to Tangible Managed Assets ratio (TCE ratio) of about 5.8 percent, within its target range of 5.5 percent to 6 percent. Consistent with its capital targets and liquidity position, the company expects to continue returning excess capital to shareholders. The company will report total company and business segment results on January 23, 2008, as previously scheduled.

Provision Expense

On a managed basis, the fourth quarter 2007 provision for loan losses was approximately $1.9 billion. This is comprised of approximately $1.3 billion in charge-offs and an allowance build of about $650 million. The allowance build reflects fourth quarter delinquencies in the company’s national consumer lending businesses (disclosed in an 8-K filing dated January 10, 2008), continued deterioration in the approximately $700 million Held for Investment portfolio of Home Equity Lines Of Credit (HELOCs) originated by GreenPoint Mortgage, and expectations for a weaker U.S. economy in 2008, as evidenced in recently released economic indicators.

The resulting allowance of $3.0 billion is consistent with managed charge-offs of approximately $5.9 billion for 2008.

Legal Expenses

As previously reported, the company recorded a pre-tax charge in the fourth quarter of approximately $80 million for liabilities in connection with the Visa antitrust lawsuit settlement with American Express that was described in the company’s Form 10-Q/A filed on November 9, 2007. Additionally, the company has initiated a legal reserve of approximately $60 million for estimated possible damages in connection with other pending Visa litigation, reflecting Capital One’s share of such potential damages as a Visa member. Together, these legal expenses increased operating expenses by approximately $140 million.

Liquidity

The company maintained its strong balance sheet position at the end of 2007, finishing the year with more than $29 billion in available liquidity, consisting of unencumbered and highly liquid investment securities, unused committed conduit capacity, and available borrowing capacity from the Federal Home Loan Banks. The company recently moved Capital One Auto Finance Company (“COAF”), a previously wholly owned finance company subsidiary of Capital One Financial Corporation (the “holding company”) to become a direct operating subsidiary of Capital One, N.A., a wholly owned banking subsidiary. This legal entity restructuring enhances the holding company’s liquidity profile and COAF’s funding flexibility.

The company believes that it remains well-positioned with respect to funding as a result of its more robust access to deposits, reduced reliance on wholesale funding markets, and strategy of holding significant liquidity. Committed conduit lines provide the company with substantial flexibility in the timing of its public credit card securitizations. Additionally, the company continues to maintain a sizable “stockpile” of previously issued A-rated and BBB-rated subordinated credit card securitization notes. The total of the company’s committed and available credit card securitization conduit lines and subordinate “stockpile” at year-end 2007 would allow the company to fund its planned U.S. consumer and small business credit card receivables growth, as well as future maturities of credit card asset-backed securities previously issued, without having to access the public markets for a period of time extending into 2009.

Capital

The company’s TCE ratio at year-end 2007 was approximately 5.8 percent, within its target range of 5.5 percent to 6 percent, after the completion of the company’s previously announced $3.0 billion stock repurchase program in the fourth quarter of 2007.

The company continues to expect its Board of Directors to declare a dividend on its common stock at a constant quarterly amount over the course of 2008 that approximates 25 percent of expected net income after tax, beginning with the dividend payable in February 2008. Given the current economic and capital markets environment, the company expects to manage its TCE ratio to the high end of, or possibly above, its target range in 2008. The company expects its Board of Directors to authorize a new share repurchase program in 2008 consistent with the company’s capital targets and liquidity position, to be executed by the company as warranted by market conditions and the company’s continued internal generation of excess capital.

Reconciliation to GAAP Financial Measures

The company generates earnings from its managed loan portfolio, which includes both on-balance sheet loans and securitized (off-balance sheet) loans. For this reason, the company believes managed financial measures to be useful to stakeholders. In compliance with Regulation G of the Securities and Exchange Commission, the company is providing a numerical reconciliation of managed financial measures to comparable measures calculated on a reported basis using generally accepted accounting principles (GAAP). Please see the schedule titled “Reconciliation to GAAP Financial Measures” attached to this release for more information.

Forward Looking Statements

The company cautions that its current expectations in this release regarding (i) estimated loss levels for the twelve months ending December 31, 2008 underlying its provision expense in the fourth quarter of 2007; (ii) expected capital levels and dividends for 2008; and (iii) the company’s plans, objectives, expectations, and intentions, are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: general economic and business conditions in the U.S. and or the UK, including conditions affecting employment levels, interest rates, consumer income, spending, and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; changes in the credit environment in the U.S. and or the UK; continued intense competition from numerous providers of products and services that compete with Capital One’s businesses; changes in our aggregate accounts and balances, and the growth rate and composition thereof; the company’s ability to execute on its strategic and operational plans; the risk that the benefits of the company’s restructuring initiative, including cost savings and other benefits, may not be fully realized; the success of the company’s marketing efforts; the risk that the company’s acquired businesses will not be integrated successfully and that the cost savings and other synergies from such acquisitions may not be fully realized; general conditions in the wholesale funding markets; and general market conditions in the mortgage industry. A discussion of these and other factors can be found in Capital One’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-K for the fiscal year ended December 31, 2006, and reports on Form 10-Q and 10-Q/A for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

Please note that the information in this release regarding Capital One’s performance speaks only as of the particular date or dates as indicated in this release. Capital One does not undertake any obligation to update or revise any information provided herein whether as a result of new information, future events or otherwise.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $83.3 billion in deposits and $146.4 billion in managed loans outstanding as of September 30, 2007. Headquartered in McLean, VA, Capital One has 732 locations in New York, New Jersey, Connecticut, Texas and Louisiana. It is a diversified financial services company whose principal subsidiaries, Capital One, N.A., Capital One Bank, and Capital One Auto Finance, Inc., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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